ARMOUR RESIDENTIAL REIT, INC. CONFIRMS JULY 2021
DIVIDEND RATE PER COMMON SHARE AND Q3 2021 MONTHLY
DIVIDEND RATE PER SERIES C PREFERRED DIVIDENDS

VERO BEACH, Florida – July 1, 2021 – ARMOUR Residential REIT, Inc. (NYSE: ARR and ARR-PRC) (“ARMOUR” or the “Company”) today confirmed the July 2021 cash dividend for the Company's Common Stock and the Q3 2021 monthly cash dividend rate for the Company's Series C Preferred Stock.
July 2021 Common Stock Dividend Information

Month	Dividend	Holder of Record Date	Payment Date
July 2021	$0.10	July 15, 2021	July 29, 2021
Q3 2021 Series C Preferred Stock Dividend Information

Month	Dividend	Holder of Record Date	Payment Date
July 2021	$0.14583	July 15, 2021	July 27, 2021
August 2021	$0.14583	August 15, 2021	August 27, 2021
September 2021	$0.14583	September 15, 2021	September 27, 2021
Certain Tax Matters
ARMOUR has elected to be taxed as a real estate investment trust (“REIT”) for U.S. Federal income tax purposes. In order to maintain this tax status, ARMOUR is required to timely distribute substantially all of its ordinary REIT taxable income. Dividends paid in excess of current tax earnings and profits for the year will generally not be taxable to common stockholders. Actual dividends are determined at the discretion of the Company’s Board of Directors, who may consider additional factors including the Company’s results of operations, cash flows, financial condition and capital requirements as well as current market conditions, expected opportunities and other relevant factors.
About ARMOUR Residential REIT, Inc.
ARMOUR invests exclusively in fixed rate residential, adjustable rate and hybrid adjustable rate residential mortgage-backed securities issued or guaranteed by U.S. government-sponsored enterprises or guaranteed by the Government National Mortgage Association. ARMOUR is externally managed and advised by ARMOUR Capital Management LP, an investment advisor registered with the Securities and Exchange Commission (“SEC”).
Safe Harbor
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. The Company disclaims any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.
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ARR Confirms July 2021 Common Dividend and Q3 2021 Series C Preferred Dividends

July 1, 2021
Additional Information and Where to Find It
Investors, security holders and other interested persons may find additional information regarding the Company at the SEC’s internet site at www.sec.gov, or the Company website at www.armourreit.com, or by directing requests to: ARMOUR Residential REIT, Inc., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.
Investor Contact:
James R. Mountain
Chief Financial Officer
ARMOUR Residential REIT, Inc.
(772) 617-4340

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